Exhibit 23.5

CONSENT OF EXPERT

DRA Projects (Pty) Ltd hereby consents to the use of and reference to the use of and reference to it and its name, DRA Projects (Pty) Ltd, and the information listed below that it has reviewed and approved, as described or incorporated by reference in Lifezone Metals Limited’s Registration Statement on Form F-3 (the “Form F-3”), filed with the United States Securities and Exchange Commission. DRA Projects (Pty) Ltd is a “Qualified Person” as defined in Regulation S-K 1300.

DRA Projects (Pty) Ltd has reviewed and approved the following:

●	The Kabanga Nickel Project Feasibility Study Technical Report Summary titled “Feasibility Study - Technical Report Summary” effective July 18, 2025 (the “Technical Report Summary”); and

●	The information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that were prepared by DRA Projects (Pty) Ltd, that DRA Projects (Pty) Ltd supervised the preparation of and/or that was reviewed and approved by DRA Projects (Pty) Ltd, that is included or incorporated by reference in the Form F-3.

DRA Projects (Pty) Ltd consents to the public filing and use of the Technical Report Summary (subject to all applicable terms, conditions, disclaimers and assumptions stated therein) as an exhibit to the Form F-3.

Dated this 29th day of July, 2026.

Yours sincerely,

/s/ Alistair Bradley Hodgkinson
ALISTAIR BRADLEY HODGKINSON
DRA Projects (Pty) Ltd
For and on behalf of
DRA Projects (Pty) Ltd